EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
of Black Diamond, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42600, 333-42604, 333-127686 and 333-79565) on Form S-8 and (No. 333-171164) on Form S-3 of Black Diamond, Inc. of our report dated March 15, 2011, with respect to the consolidated balance sheets of Black Diamond, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Black Diamond, Inc.

/s/ KPMG LLP
Salt Lake City, UT
March 15, 2011